Exhibit 99.2

Conference Call transcript

February 7, 2012

P. .H. Glatfelter Company

CORPORATE PARTICIPANTS

John Jacunski Glatfelter — SVP, CFO

Dante Parrini Glatfelter — Chairman, CEO

CONFERENCE CALL PARTICIPANTS

James Armstrong Vertical Research Partners — Analyst

Debbie JonesAnalyst

Stuart Benway Standard & Poor’s — Analyst

PRESENTATION

Operator

Good morning. My name is Candace and I will be your conference operator today. At this time, I would like to welcome everyone to the earnings conference call.

All lines have been placed on mute to prevent any background noise. After our speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Mr. John Jacunski, you may begin your call.

John Jacunski - Glatfelter — SVP, CFO

Thank you Candace. Good morning and welcome to Glatfelter’s 2011 fourth-quarter earnings conference call. I’m John Jacunski. I’m the Company’s CFO.

Before we begin our presentation, I have a few standard reminders. During our call this morning, we will use the term “adjusted earnings” as well as other non-GAAP financial measures. Reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2010 Form 10-K filed with the SEC and available on our website discloses factors that could cause our actual results to differ materially from those forward-looking statements. These forward-looking statements speak only as of today and we undertake no obligation to pay them.

Finally, we have made available a slide presentation to accompany our comments on this call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - Glatfelter — Chairman, CEO

Thank you John. Good morning and thank you for joining our call today.

Earlier this morning, we reported earnings for the fourth quarter and Slide 3 of today’s presentation summarizes these results. Adjusted earnings for the fourth quarter came in at $0.32 per share compared to $0.31 last year, which included $0.06 per share for a favorable tax rate. Our business performed well in the fourth quarter. Revenue was up 4% and each business grew operating profit.

Composite Fibers operating profit was up 13%, led by a 45% increase in single-serve coffee products. Our Advanced Airlaid Materials business operating profit increased to $3.8 million compared to $1.1 million in the fourth quarter of last year. This was driven by a 6% increase in shipments and the positive impact our continuous improvement initiatives had on improving our cost structure.

Specialty Papers operating profit grew 8%. This is predominately related to improved operating efficiency and stringent cost control. Shipments for this business were up 1%, which again outperformed the broader uncoated free sheet market for the seventh consecutive year.

I’d like to offer some comments on full-year results and some of our longer-term trends, which begin on Slide 4. Since 2006, we’ve been shifting our portfolio of businesses with a goal of increasing our exposure to growth markets. As you can see, revenue from our global growth businesses increased to 45% in 2011 compared to 30% in 2006. We now generate 48% of our profitability from growth businesses versus 40% in 2006. We expect to continue shifting our portfolio toward growth businesses while maintaining significant cash flow from our North American Specialty Papers business.

Slide 5 shows that adjusted earnings per share, excluding pension, has increased at a compound annual growth rate of 30% over the last five years. We were up 15% in 2011. I would categorize 2011 as a successful year with great progress made on executing our strategy. Net sales increased 10% to a record $1.6 billion. Composite Fibers’ operating profit grew 24% and is up 86% over the last two years, driven by continued strong growth in tea and single-serve coffee products and successful execution of our continuous improvement initiatives. Profit for the Airlaid business tripled after a disappointing 2010, and margins expanded in both of our global growth businesses.

On Slide 6, you can see we again generated substantial free cash flow totaling $76 million in 2011. We substantially improved the cash flow profile of our business over the last several years. This has allowed the completion of a $50 million share repurchase program, the refinancing of our debt at significantly lower interest rates which will be accretive to 2012 earnings, while we continue making investments to grow our business, such as the recent Composite Fibers capacity expansion that we announced. This has all been done while maintaining a strong balance sheet and financial flexibility.

On Slide 7, you will see some data on return on invested capital. This is a key measure that we monitor regularly and we are providing this information to the investment community for the first time today. We are committed to getting to returns that exceed our cost of capital. As you can see, we’ve made great progress increasing performance over the last eight years. The result of disciplined capital allocation and growth of earnings has increased ROIC to 8.6% in 2011, just short of our weighted average cost of capital.

All in all, I’m very encouraged by the performance of Glatfelter people in 2011, delivering another strong year for our shareholders.

Let me now turn the call over to John Jacunski to provide more in-depth comments on Q4 results. John?

John Jacunski - Glatfelter — SVP, CFO

Thank you Dante. I will begin my remarks on Slide 8.

On a GAAP basis for the fourth quarter, we reported net income of $9.7 million, or $0.22 per share, compared to $15.3 million, or $0.33 per share, in the fourth quarter of last year. The current-year results were significantly impacted by costs related to the early retirement of $100 million of our 7 1/8% fixed rate bonds.

The bridge shown here on Slide 8 of adjusted earnings per share shows that, during the fourth quarter, we earned $14.2 million, or $0.32 per share, on an adjusted earnings basis. This excludes the impact of debt redemption cost, workforce efficiency charges, and income related to Timberland sales. Our fourth quarter of 2010 adjusted earnings were $14.6 million, or $0.13 per share, which included an unusually low tax rate.

Both Specialty Papers and Composite Fibers improved their results in the fourth quarter, adding $0.02 per share to earnings, while Advanced Airlaid Materials business’s improved profitability added $0.04 per share. The higher tax rate in the fourth quarter this year reduced earnings per share by $0.06. As I mentioned, the fourth quarter included an unusually low tax rate last year due to the year-end passage of tax legislation for the research and development credit that resulted in a full-year credit being recorded in one quarter. We also released a number of tax reserves last year. Our tax rate on adjusted earnings in the fourth quarter of 2011 was a more typical 25.8%. Earnings per share this quarter also benefited by $0.02 from our share of purchase program.

Turning to slide 9, Specialty Papers operating income increased $1.4 million, or 8%, compared to last year. Net sales increased $3.7 million or 2% and totaled $212.5 million for the quarter. This increase was driven by higher average selling prices and slightly higher shipments, which again beat the broader market, which was down 3.4%.

We grew shipments in non carbonless forms by 9% and in envelope and engineered products each by 5%. This offset a 15% decline in shipments of carbonless products. This decline was due in part to the long-term decline in the market but also due to a reduction of lower margin export sales.

We continue to use our flexible assets, superior customer service, and new product and new business development capabilities to offset the impact of the declining uncoated free sheet market. We expect to be able to continue to find market opportunities to offset the impact of the broader market decline to keep our facilities running at or near capacity.

The fourth quarter of 2011 was again impacted by higher input costs totaling $6.4 million, which outpaced the increase in selling prices by $1.6 million. Pulp prices declined in the quarter, generating a favorable impact of $1.1 million, but nearly all other input costs increased, the most significant of which was for wood, which was up $2.8 million. Continuing wet weather in our preferred wood basket again caused higher costs and required us to source wood from longer distances. We also experienced cost increases for starch, caustic, and energy.

We continue to aggressively manage our cost structure in this business. We have been improving efficiency and reducing headcount at our Chillicothe, Ohio facility since our acquisition in 2006, but we accelerated this work during the fourth quarter by reducing the salary and hourly workforces by about 60 positions. This required us to take a $1 million pretax charge during the quarter.

We also will complete an investment in a new craft wrap line in Ohio in the second quarter of 2012. This will allow us to improve product flow and substantially reduce costs, and improve product quality and customer service. We expect these actions, as well as our ongoing continuous improvement initiatives, to benefit 2012 results and continue our strong cash flow generation from this business.

Slide 10 shows that Composite Fibers had another strong quarter with operating income improving by 13% to $9.1 million. Net sales were up $7.6 million, or 7%. This came from higher selling prices and an improved mix. In particular, single-serve coffee products were up 45% and our mix within our composite laminates and our metalized product lines both improved.

We continue to see attractive growth opportunities in single-serve coffee applications and tea products. We recently announced a $50 million capacity expansion to serve these markets with start-up expected in the first half of 2013.

Raw material cost increases for abaca, synthetic fibers and natural gas in Europe offset the benefit of higher selling prices for this business. Our continuous improvement initiatives have been a significant driver of financial performance for this business during 2011, where we improved paper production by 5% and lowered waste levels by 20%. This helped our Composite Fibers business generate record profits in 2011.

Turning to Slide 11, you see Advanced Airlaid Materials generated operating income of $3.8 million, which was significantly higher than last year. This was driven by higher shipments and improved operating efficiencies, both of which have been a focus for this business.

Net sales were up $4.5 million, or 8%, driven by higher selling prices and a 6.3% increase in shipments across nearly all product lines. Similar to our other businesses, the benefit of higher selling prices was offset by higher raw material and energy costs.

During 2011, significant profit improvement was driven by our continuous improvement initiatives that spanned improving productivity, reducing waste and generating better efficiencies in our supply chain. Our Airlaid production during 2011 increased by 6% and we reduced waste by 13%. We also started up our new festooner in our Canadian facility and we have an opportunity to further grow shipments and improve mix from this in 2012.

I’ll move now to Slide 12 and provide some update on a number of other financial matters. During the fourth quarter, we unwound a Timberland installment sale that we entered into in 2007. Under the installment sale, we received a note receivable of $43.2 million from the buyer backed by a letter of credit. This allowed us to defer the taxes on the sale for 20 years. We then used the note receivable and letter of credit as collateral for a bank borrowing of $36.7 million. Due to the downgrade of the letter of credit bank, we unwound the transaction in December, so we collected the note receivable and paid off the borrowing for a net cash flow benefit of $6 million. Due to changes to our tax situation, the recognition of the gain for tax purposes will have a minimal impact on our cash taxes.

During the fourth quarter, we also released certain tax reserves totaling $2.5 million, related to prior Timberland sales due to changes in estimates and the expiration of the statutes of limitation for audits. This impact was excluded from our adjusted earnings. As I mentioned earlier, our tax rate on adjusted earnings was 25.8% during the quarter.

Turning to Slide 13, in January, we completed the share repurchase program that we announced in April of last year. Under the program, we repurchased a total of 3.6 million shares or almost 8% of our diluted shares at an average price of $13.94 per share. This reduced fully diluted shares outstanding during the fourth quarter by 2.8 million and added $0.02 to earnings per share. Fully diluted shares outstanding for the first quarter of 2012 will be reduced by about another 827,000 shares compared to the fourth quarter.

Moving to Slide 14, free cash flow was again strong in 2011 totaling $75.8 million. This includes $17.8 million from the sale of some biofuel credit and reflects an increase in capital spending of $28 million after two years of constricted investment due to the global economic situation.

Capital spending for 2011 totaled $64.5 million and includes the $7.6 million festooner investment in Canada. In 2012, we expect capital spending to be $95 million to $105 million. This includes $30 million to $35 million of the $50 million capacity expansion project in Composite Fibers.

Working capital was again favorable this year despite our revenue growth. This has been a great success story for Glatfelter. Since instituting a more aggressive working capital management program in 2009, we have generated $65 million of cash flow, including $10 million in 2011. We have improved our days in working capital by 30% over this period, including a 7% improvement in 2011.

Moving to Slide 15, you see a summary of the status of our pension plans. Our qualified plan remains fully funded and we will not be required to make cash contributions to the plan in 2012, nor do we expect to have to make contributions for the foreseeable future. However, pension expense will continue to be a drag on earnings and we expect it to increase by $2 million to $12.4 million for 2012. This increase is due to further declines to interest rates in 2011 as well as investment returns that were lower than our accounting assumption. So while these lower discount rates and investment performance are reflected in our funded status, it will continue to negatively impact our earnings.

Finally, on Slide 16, you see a summary of our balance sheet. During the fourth quarter, we amended our revolving credit agreement to increase the capacity by $125 million to $350 million, extend the maturity to November 2016, and lower the interest rates and fees that we pay under the agreement. In December, we then used cash on our balance sheet and the new revolver to redeem our $100 million 7 1/8% bond issue. This allows us to replace fixed rate debt with much lower variable rate debt.

While we took an after-tax charge of $6.1 million for this refinancing, the incremental cash costs were $3.2 million and the payback will be less than nine months. We will see substantially lower interest expense beginning in the first quarter which will add to our earnings.

As a result of our refinancing and the Timberland installment sale unwind, at December 31, we had $227 million of debt outstanding comprised of $200 million of 7 1/8% notes due 2016 and $27 million outstanding under our revolving credit agreement. Despite using $48 million for share repurchases, $16.6 million for dividend payments and the cash costs of our debt refinancing, our balance sheet remains in great shape. We finished the year with $38 million of cash and $318 million available under our revolving credit agreement. Our leverage remains low at 1.2 times on a net debt basis.

This concludes my comments. I will turn the call back to Dante.

Dante Parrini - Glatfelter — Chairman, CEO

Thanks John. Before opening the call for questions, I have a few comments on our outlook which are summarized on Slide 17. Clearly, continued uncertainty and volatility in the global economic conditions remains a front-burner issue for us all. Most notably are the sovereign debt issues we see in Europe and improving but still high unemployment levels in the United States.

The issues in Europe are leading the isolated instances of soft and inconsistent demand in this region for some of our more consumer driven products like feminine hygiene and composite laminates as our customers more cautiously manage inventory levels and end consumers more carefully consider the timing of their purchases and the alternatives available. It’s important to recognize that we do expect to see global demand growth in fem-hy in 2012.

Over time, we’ve demonstrated the ability to perform well under a variety of circumstances. I believe we’ve created substantial and sustainable momentum for our Company. Going forward, we will continue to leverage our leading product platforms in growing global markets and focus on strong day-to-day execution.

For the first quarter 2012, we expect shipments to be up slightly in each of our businesses compared to the fourth quarter, reflecting in part normal seasonality with shipments a little more challenging for the European markets. We expect selling prices to be in line with Q4, with the exception of a slight decline in our Airlaid business due to certain customer contract provisions. While inflationary pressure continues with many of our inputs, overall we expect input costs to decline slightly in the first quarter compared to the fourth quarter.

In Composite Fibers, we will be taking two machines down for upgrades during the first quarter, one in the UK and the other in France. The machine upgrade in France is more extensive and will require about six weeks to complete. These upgrades will increase productivity, improve reliability and maintenance performance and in the case of France add new capabilities. These upgrade-related outages will create a cost penalty of about $700,000 during the first quarter. We will also continue to execute our continuous improvement initiatives to improve our cost structure and our overall performance.

In closing, I’d like to share with you why I am optimistic about Glatfelter’s future. We’ve demonstrated that we’ve changed the cash flow profile of this business and we are generating more consistent levels of cash flows. The strength of our balance sheet and the flexibility it provides gives us options and alternatives and allows us to continue making smart investments to provide value-added services and products to our customers, and create value for our shareholders.

Growth opportunities. Today, nearly half of Glatfelter’s business portfolio is in growing global specialty businesses where we have leading market positions and we are investing in growth. Two recent examples are the recently commissioned festooner in Gatineau, Canada that will help us better serve growing demand for hygiene and other consumer products in the Americas, and the $50 million investment to expand capacity in Composite Fibers to meet global growth opportunities in single-serve applications for coffee, tea products and other technical specialties.

The combination of our financial strength and global growth opportunities provides a solid foundation to further improve return on invested capital performance and reward shareholders. Examples are the recently completed $50 million share repurchase program which reduced our outstanding shares by 8%, and a $0.36 dividend that we continue to maintain. These actions underline our confidence in our ability to generate sustainable and substantial cash flows, grow our earnings, and deliver value to our shareholders.

We enter 2012 prepared for the challenges and excited about the opportunities that lie ahead. I believe we are well positioned to continue the progress we are making in profitably growing Glatfelter. I look forward to updating you on progress during our next call. I’d like to open the call for questions at this point.

QUESTION AND ANSWER

Operator

(Operator Instructions). James Armstrong, Vertical Research.

James Armstrong - Vertical Research Partners — Analyst

Good morning. First, on the Composite Fibers expansion, relative to your coffee — the single-serve market today, with the $50 million expansion, how much can you grow that business before you would have to add even further capacity?

John Jacunski - Glatfelter — SVP, CFO

The upgrade will add about 10,000 tons of capacity for the single-serve coffee and tea products. So our expectation is that’s a two- to three-year time horizon perhaps depending on how fast we can grow. So that’s — I would say it’s in that range.

James Armstrong - Vertical Research Partners — Analyst

Okay, that helps. Real quickly, just could you remind us what your — if you have any pass-through provisions in any of your markets, and what is the lag associated with those provisions?

John Jacunski - Glatfelter — SVP, CFO

We do have pass-through provisions in our Airlaid business. In most of the contracts, the pass-through tends to be immediate, so both on the way up as input costs are increasing as well as decreasing we are generally passing those through pretty much real-time.

James Armstrong - Vertical Research Partners — Analyst

Lastly, as you look to deploy capital in 2012, you’re doing a great job all around whether buying assets or returning cash to shareholders. But could you help us understand first what’s your optimal debt, net debt level, and to the extent you return cash to shareholders, what’s your preferred method going forward?

Dante Parrini - Glatfelter — Chairman, CEO

It’s Dante. Yes, we continue to focus very actively on being financially disciplined and making sure that we have a strong balance sheet and afford ourselves the latitude and flexibility to look at all ways of returning value to the shareholder and continue to invest in growing our business. So I think, if you look at the strength of the balance sheet that we have today and the capacity that we have and the fact that we’ve just completed a share repurchase program and we have a $0.36 dividend, we’re going to continue to look at a variety of ways that we think in aggregate provide the highest total return to the shareholder.

That being said, I believe that we’ve been successful in investing in organic growth in our business. Now, with nearly 50% of our portfolio in growing global markets, it gives us more opportunities to do that. We’ve also been successful at identifying, valuing, and acquiring and integrating acquisitions. We’re going to continue to look for the right opportunities to profitably grow Glatfelter.

At the same time, we review with our Board on a regular basis what do we do with our cash and what’s the best use for this? We’ll continue to look at shareholder-friendly ways to redeploy some of the capital over time if we believe we’ve exhausted all of our high return investment opportunities.

James Armstrong - Vertical Research Partners — Analyst

That helps. I’ll turn it over. Thank you.

Operator

Your next question is from Debbie Jones.

Debbie Jones Analyst

Good morning. I was just wondering, in your Specialty Papers business, you talked about declines in other products. I know you touched on it before, but I was wondering if you could just — is this really book paper or is it export markets? Then if you could also talk about the mix erosion you experienced in the quarter?

Dante Parrini - Glatfelter — Chairman, CEO

This is Dante. I’ll give you some perspective and then maybe John wants to add. So, in the fourth quarter, we had growth in a number of our categories, envelope, engineered products; our book paper was essentially flat on a year-over-year basis. We did have a decline in carbonless which as we’ve stated in the past is a business that is in structural decline. The decline was a little bit higher than the annualized rate. That had to do with some of the mix as we moved away from some of the lower-margin export business. Anything you want to add, John?

John Jacunski - Glatfelter — SVP, CFO

No, I think that’s exactly what happened.

Debbie Jones Analyst

Okay. Then again, in book paper, I think one of your competitors had talked about gaining share in that business. I’m just wondering where your share is at currently and if you’ve experienced any impact from that and also just what you guys are thinking about the book paper business going forward.

Dante Parrini - Glatfelter — Chairman, CEO

Again, I’ll say that our book paper was flat in Q4 on a year-over-year basis. For the entire year of 2011, it was off about 4%. We’ve estimated that the market decline rate may be around 5%, so from our vantage point, we have not lost share, and from our point of view, we still are number one in terms of our share position for uncoated free sheet papers.

Debbie Jones Analyst

Then in the Airlaid business, you guys talk about taking a week of downtime in Germany. A couple of things there. one, can you quantify the impact of that? Then two, I know you said you are pointing to growth in that market in 2012, but I’m just curious about the trends that are driving the weakness you’re seeing there. Is it beyond just depleting inventories? Additionally, I wouldn’t think this is a cyclical business.

Dante Parrini - Glatfelter — Chairman, CEO

So I’ll start off and then maybe John wants to comment on financial impact of the downtime. So I think let’s start with big picture. We expect to see global growth in fem-hy in 2012. So market has been growing at about 6%, and that’s our assertion for 2012.

What we are seeing is, due to the uncertainty and the volatility in Europe, we have a slightly more occluded view of forecasting demand for that region. It’s related to a whole host of potential factors that range from our customers being more cautious with working capital management and how they manage their inventories and buying patterns. We are aligned with the global leaders in these categories. Our materials tend to be used in kind of the premium and super premium categories, so if certain regions of the world have more movement from premium to value brands, that can influence demand. But, again, we expect to grow with or better than the market in 2012, so our regional mix may change a little bit during the course of the year, but it’s important to recognize that we still expect to grow our fem-hy business.

John Jacunski - Glatfelter — SVP, CFO

From a financial perspective, we’d expect the week of downtime to impact operating income by about $300,000 to $400,000 in the first quarter.

Debbie Jones Analyst

That’s helpful. Can you just talk a little bit more about the improvements that you’ve made in your Canadian operations and how much more you think there is to do there?

Dante Parrini - Glatfelter — Chairman, CEO

Sure. We’re very proud of the progress that has been made at our Gatineau facility and the improvements have been recognized not only internally, but by some of our biggest customers through their audits of their supply-chain processes. The investment in the festooner will clearly give us additional capabilities that help us improve our mix, and supply this type of converted product which has a price premium for this converting step associated with it. We think there is more upside from our continuous improvement initiatives, and we expect to continue to grow our operating income and focus on margin expansion not just in Canada, but throughout the entire business unit.

Debbie Jones Analyst

I guess the last question, I saw a release the other day about AF&PA talking about their opposition to I guess the proposed retroactive clawback of the renewable fuel tax credit. I’m just wondering if you have any color on this, if this is something you guys would be exposed to.

Dante Parrini - Glatfelter — Chairman, CEO

John?

John Jacunski - Glatfelter — SVP, CFO

Yes. We have about $6 million of biofuel credits still available to us that we would expect to use in 2012. The legislation that is being discussed includes preventing companies from using any credits they currently have available, as well as not allowing companies to trade some of the alternative fuel mixture credits for the sales of biofuel credits through an amendment of their returns. We certainly don’t think that it’s good policy for retroactive changes to tax laws that prevent us from using credits that were allowed under the tax laws at the time that we claimed them, so we don’t think it’s a smart policy, and certainly we are opposed to it.

Operator

(Operator Instructions). Stuart Benway, Standard & Poor’s.

Stuart Benway - Standard & Poor’s — Analyst

Thank you. Good morning. A little bit more on Specialty Papers. You talked about areas that were declining and mostly I guess carbonless, but can you give us some idea of some examples of where you see growth opportunities in that segment that will offset the secular declines in other areas?

Dante Parrini - Glatfelter — Chairman, CEO

Sure. This is Dante. As I stated, we just finished our seventh consecutive year of outperforming the broader uncoated free sheet market in terms of our year-over-year shipments. That has to do directly with a very robust and active new business development and new product development infrastructure that we’ve built throughout Glatfelter and used quite extensively in our North American business. So if you think about the decline in carbonless papers for business forms, we’ve been very successful at expanding sales of non-carbonless products we would sell to the same forms manufacturers. That’s one example where we’ve had substantial growth on a year-over-year basis to help offset the secular decline in carbonless.

We have utilized the capability of the Chillicothe acquisition of 2006 to expand the geographic scope, whereby we are able to supply the envelope converters with what I believe is viewed as industry-best programs which allow us to pick up share. We’ve grown that business in high double digits over the last five years. So we continue to look at all kinds of subcategories that fit our assets. The types of investments we make are very targeted, designed for short payback, high return to either lower our cost structure or substantially improve our capability that allows us to be much more versatile with the type of products that we can make and the size of runs that we can do cost effectively. That’s why we’ve outperformed the market for seven years in a row and that’s why we have confidence that we will be able to continue to run these assets at full capacity.

Stuart Benway - Standard & Poor’s — Analyst

Okay. The Airlaid business still has margins that are a little lower than your other segments. Do you still expect to get those margins up to or even above the level of the other businesses?

Dante Parrini - Glatfelter — Chairman, CEO

So your observation is accurate. As I stated earlier, we had a disappointing 2010, which was our first year with this business. We’ve seen substantial improvement in a number of sequential quarter-over-quarter improvements through the course of 2011. We’ve made the targeted investment in the festooning capabilities. We continue to invest in continuous improvement. Our overall operating rates continue to escalate and the fact that we’re serving global markets and have leading positions all give us confidence that will be able to continue to grow our margins to a level that is acceptable from a Glatfelter point of view. So, we expect to continue to grow the margins in that business.

Stuart Benway - Standard & Poor’s — Analyst

Your customers there, are they the major providers of those products?

Dante Parrini - Glatfelter — Chairman, CEO

So we do serve the major players on a worldwide basis because we have the leading share position for Airlaid solutions in the hygiene business. We also supply more than the handful of the big market makers, but a majority of our volume goes to the big global players.

Stuart Benway - Standard & Poor’s — Analyst

What would you say roughly is your share in the single-serve filter area for Composite Fibers?

Dante Parrini - Glatfelter — Chairman, CEO

Sure. So single-serve coffee, these are pads and pods. Our estimation of the market is that we have upwards of 70% market share.

Stuart Benway - Standard & Poor’s — Analyst

How many competitors are there for the remaining 30-? Is it just a couple or is it —?

Dante Parrini - Glatfelter — Chairman, CEO

It’s a short list.

Stuart Benway - Standard & Poor’s — Analyst

Okay. Your CapEx is expected to rise quite a bit this year, as you talked about, and a lot of that’s going into Composite Fibers. Are you planning any spending on energy projects? Some other companies have gone a lot deep into that area, getting projects that make them energy self-sufficient.

Dante Parrini - Glatfelter — Chairman, CEO

Yes.

Stuart Benway - Standard & Poor’s — Analyst

Are you planning any plans to reduce your purchases of outside energy?

Dante Parrini - Glatfelter — Chairman, CEO

Yes. So a good part of our continuous improvement initiatives Company-wide are focused on energy efficiency. We think these are very attractive projects because they have obvious positive impacts of lowering your costs but they also have a positive impact on the environment as well. So, whether you’re looking at it from a sustainability point of view or pure dollars and cents point of view, it makes sense for us and we see opportunities and we are, again, investing more in targeted projects.

Stuart Benway - Standard & Poor’s — Analyst

How about repurchases? Any plans do you think to start up another program for that this year?

John Jacunski - Glatfelter — SVP, CFO

We currently do not have an authorization. As Dante mentioned, we review with our Board both our share repurchase opportunities as well as our dividend policy on a regular basis, but we don’t have anything further to add to that at this time.

Stuart Benway - Standard & Poor’s — Analyst

Thank you.

Operator

(Operator Instructions). We have no further questions at this time. I would now like to turn the call back over to Dante Parrini for closing remarks.

Dante Parrini - Glatfelter — Chairman, CEO

I’d just like to say thank you again for joining us today. John and I appreciate your questions and your interest in the Company and we look forward to speaking with you again next quarter. Have a good day.

Operator

This concludes today’s conference call. You may now disconnect.